Exhibit 99

March 4, 2009

Press Release: Cortland Bancorp Reports 2008 Earnings and Announces 2009 First Quarter Stock Dividend

Cortland Bancorp ( the “Company;” OTCBB: CLDB ) today reported annual earnings for the year ended December 31, 2008. The Company reported net income of $2.353 million or $0.53 per share, as compared to net income of $4.350 million or $0.96 per share for the year ended December 31, 2007. The decline in annual earnings resulted primarily from two non-cash expense items: an other than temporary impairment (OTTI) charge for certain investment securities and an increase in provisions for loan loss related to rapidly deteriorating economic conditions, with both items recorded in the three month period ended December 31, 2008. As a result of the other than temporary impairment charge on securities and the increase in provisions for loan loss, the Company recorded a net loss of $(0.564) million or $(0.13) per share during the fourth quarter of 2008 compared with earnings of $1.116 million or $0.25 per share for the same quarter a year ago. Earnings in the fourth quarter of 2008 prior to the other than temporary impairment charge and the increase in loan loss provision were $1.119 million or $0.25 per share.

The other-than-temporary-impairment charge of $1.251 million relates to an investment in General Motors Corporation Senior Notes. General Motors, faced with the prospect of running out of cash, received emergency funds from the federal government in December and, as a condition of receiving those funds, recently submitted a restructuring plan to the federal government to document its long-term viability. GM credit ratings, which had fallen below investment grade prior to receipt of government bailout funds, continued to decline through the end of 2008. The company is in negotiations with bondholders, seeking to effectively cut outstanding corporate debt by up to two-thirds. In light of the possibility of a negotiated settlement with GM bondholders, rating agency downgrades, an inactive market for the debt securities and the financial instability of the domestic auto maker in these turbulent economic times, Management and the Directorate of Cortland Bancorp determined that the impaired value of this particular corporate security is other than temporary, requiring a charge to income in the fourth quarter.

Contrary to general financial industry trends, the Company reported positive trends in certain areas of asset quality through 2008. Problem loans accounted for on a non accrual basis, which had been $2.285 million at December 31, 2007, decreased to $858 thousand at December 31, 2008. The ratio of non accrual loans to total loans, which was 1.02% at year end 2007, improved to 0.35% at year end 2008. The total of all loans past due more than 30 days, which were in excess of $2.943 million or 1.32% of loan balances at December 31, 2007, declined to $1.393 million or 0.57% at December 31, 2008.

Despite these improving trends, Mr. Fantauzzi, President and Chief Executive Officer of Cortland Bancorp, noted that the Company recognizes that an extraordinary amount of uncertainty currently exists regarding credit quality as a result of the rapid deterioration of the U.S. economy during the final quarter of 2008. Regionally, the housing market continues to be negatively impacted by a high level of bankruptcy filings and home foreclosures, while unemployment levels continue to rise and business failures are now being reported on a more routine basis. Accordingly, loan loss reserves were bolstered through $1.290 million in provision expenses, recorded in the fourth quarter, giving recognition to the economy’s steep slide into a serious and likely long lasting recession, with expectations for deterioration in credit quality arising from faltering economic and financial conditions.

Commenting on the Company’s 2008 earnings, Mr. Fantauzzi stated that, “Prior to the provision for loan loss due to deteriorating economic and credit conditions and the impairment charge related to General Motors’ plight, earnings for the year were $4.036 million or $0.91 per common share. The impairment charge and the provision for loan losses represent unusual transactions occurring in unusual times for both the banking industry and the nation,” stated Mr. Fantauzzi.

Mr. Fantauzzi indicated that the Company has historically maintained a strong capital position to cushion against such unusual occurrences. Therefore, the impairment charge and the increased loan loss provision were absorbed through earnings while capital remained strong. The risk-based capital ratio at December 31, 2008 was 16.37%, remaining well above the “well capitalized” threshold at year end.

Strategically the Company remains on target with growth and expansion plans, as the Company renovated and opened a vacant branch banking office in Middlefield, Ohio and completed construction of new branches in Brookfield, Ohio during June 2008 and most recently in North Lima, Ohio, which opened in November 2008. The Company now operates fourteen branch locations in a five county area.

During this branch expansion and renovation period, the Company has successfully grown its loan assets, with loans in the commercial and commercial real estate sector showing the most notable increase. Commercial and commercial real estate loans increased to $156.4 million at December 31, 2008, as compared to $135.9 million and $123.7 million at the previous two year ends.

Totals loans at December 31, 2008 were $246.0 million as compared to $223.1 million and $205.2 million for the periods ending December 31, 2007 and December 31, 2006. Total assets increased more modestly, from $492.6 million at December 31, 2007 to $493.9 million at December 31, 2008, an increase of approximately 0.1%, as overall asset growth was controlled to maintain strong capital ratios in these uncertain times.

Other Operating Results

•	Net interest income was $3.984 million for the fourth quarter of 2008 as compared to $3.844 million for the same three month period of 2007. For the year, net interest income was $15.382 million compared to $15.007 million for the year ended December 31, 2007. The net interest margin was 3.5% for both 2008 and 2007.

•	Non–Interest Income, excluding the OTTI charge, was $693 thousand for the fourth quarter of 2008 as compared to $811 thousand for the same three month period in 2007. For the year ended December 31, 2008, non-interest income, excluding the OTTI charge, was $3.110 million compared to $3.089 million for the year ended December 31, 2007. The decrease in fourth quarter non-interest income resulted from a decrease in deposit service charges and a loss on disposition of branch furnishings which was recognized in the fourth quarter. This expense related to branch assets which had not been fully depreciated and which were abandoned during the relocation of a branch office in Mahoning County.

•	Non-Interest Expenses for the fourth quarter of 2008 were $3.143 million as compared to $3.194 million for the same three month period in 2007. On an annual basis, non-interest expenses were $12.815 million as compared to $12.595 million for the same twelve month period of 2007. The increase in expenses relates in part to an increase of approximately $86.0 thousand in occupancy related expense associated with the opening of a branch location in Middlefield, Ohio and the construction and furnishing of new branching facilities in Brookfield and North Lima, Ohio. Marketing expenses also increased from $255.6 thousand in 2007 to $344.7 thousand in 2008 as the Company fulfilled a strategic initiative to enhance functionality of its internet home page and to incorporate customer testimonials promoted through television, newspaper and radio advertisement. Bank exam and audit expenses also increased by approximately $17.0 thousand from the previous year primarily as a result of an increase in professional service fees for internal and external audit engagements.

•	While non-accrual loans and past due loans decreased during 2008, loans charged off, net of recoveries increased from $163 thousand in the fourth quarter of 2007 to $414 thousand during the same three month period of 2008. Net charge-offs for the year were $630 thousand in 2007 as compared to $936 thousand in 2008. Of the amounts charged off in 2008, $683 thousand were identified as impaired in the previous year and had been specifically reserved at impairment date.

The Company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration historical charge-offs and also considers estimates of loss based on various environmental factors. Given increasing credit concerns arising in the fourth quarter relative to a rapidly deteriorating economy, Management gave careful consideration to various environmental factors which include trends in volume and term, trends in charge-offs and classified loans, industry concentrations and local and national economic conditions. Based on historical loss ratios adjusted for these environmental factors, Management concluded that it was prudent to bolster the allowance for loan and lease losses (ALLL) to provide for increased estimates of loss in the portfolio. As of December 31, 2008, the ALLL/Total Loans increased to 1.00% compared to 0.73% at the 2007 year end.

•	The Company paid a cash dividend of $0.22 per share in each of the previous four quarters and also provided shareholders with a 1% stock dividend on both January 1, 2008 and 2009. Cash dividends paid to shareholders in 2008 were $3.874 million as compared to $3.895 million in the previous year.

The Company’s Board of Director’s on February 24, 2009 declared a quarterly stock dividend of 1% payable on April 1, 2009 to shareholders of record on March 9, 2009. The regular cash dividend which most recently has been $0.22 per share has been curtailed for the first quarter of 2009. K. Ray Mahan, Chairman of the Board, noted that the cash dividend is being curtailed as a proactive precautionary measure to preserve capital, thus strengthening the long term viability of the Company.

“This is an exceptionally unusual measure taken by our Board in recognition of the highly turbulent and uncertain circumstances surrounding the economy, in general, and the financial services industry, in particular,” Chairman Mahan stated. “While our Company remains well capitalized, our board of directors has determined that, at this time, it is in the best interest of our shareholders and customers to maximize capital retention to help ensure that the Company remains well capitalized even if general economic and financial conditions should continue to deteriorate.”

“While it is likely that the stock dividend will remain in place for future dividend periods throughout 2009, based on current economic and financial sector trends, we anticipate that there will be no quarterly cash dividends declared during the current year,” Mr. Mahan continued. The Company plans to reinstitute cash dividends and return to sustainable dividend payout levels once the economy and financial markets have sufficiently stabilized.

During 2008, Mr. Fantauzzi commented that the Company and its subsidiary bank, the Cortland Saving and Banking Company, elected to participate in the FDIC’s Temporary Liquidity Guarantee Program ( TLG Program ). The TLG Program consists of two components: a temporary guarantee of newly issued senior unsecured debt ( the Debt Guarantee Program ) and a temporary unlimited guarantee of funds in non-interest bearing transaction accounts ( the Transaction Guarantee Program ). The TLG Program, announced by the FDIC on October 14, 2008, is intended to strengthen confidence and facilitate liquidity in the banking system.

Mr. Fantauzzi noted that the Company chose not to participate in the federal government’s Capital Purchase Program ( the “CPP” ). The Company’s Board of Directors made this decision, in part, based on its overall strong capital and liquidity positions, and the relatively short term nature of the capital offered under the CPP program.

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through fourteen full service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR YEAR ENDED
(In thousands of dollars, except for ratios and per share amounts)

Unaudited
	December 31,	December 31,
	2008	2007
SUMMARY OF OPERATIONS
Total interest income	$27,559	$28,992
Total interest expense	12,177	13,985

Net interest income (NII)	15,382	15,007
Provision for loan losses	1,785	40

NII after loss provision	13,597	14,967
Total other income	1,859	3,089
Total other expense	12,815	12,595

Income before tax	2,641	5,461
Net income	$2,353	$4,350

PER COMMON SHARE DATA (1)
Net income, both basic and diluted	$0.53	$0.96
Cash dividends declared	0.22	0.22
Book value	8.09	11.01

BALANCE SHEET DATA
Assets	$493,365	$492,694
Investments	191,754	238,622
Net loans	243,547	221,488
Deposits	379,953	364,788
Borrowings	68,148	70,413
Subordinated Debt	5,155	5,155
Shareholders equity	36,028	48,824

ASSET QUALITY RATIOS
Underperforming assets (2) as a percentage of:
Total assets	0.43%	0.63%
Equity plus allowance for loan losses	5.45	6.17
Tier I capital	4.03	6.38

FINANCIAL RATIOS
Return on average equity	5.22%	8.68%
Return on average assets	0.48	0.89
Effective tax rate	10.90	20.34
Net interest margin ratio	3.49	3.45

(1)	Basic and diluted earnings per share are based on weighted average shares outstanding adjusted retroactively for stock dividends. Cash dividends per common share are based on actual cash dividends declared, adjusted retroactively for the stock dividends. Book value per common share is based on shares outstanding at each period, adjusted retroactively for the stock dividends.

(2)	Underperforming assets include non accrual loans, OREO and restructured loans.